Exhibit 5.1
August 15, 2008
U.S. Physical Therapy, Inc.
1300 West Sam Houston Parkway South, Suite 300
Houston, Texas 77042

Re:	US Physical Therapy, Inc. Registration Statement on Form S-8; 1999 Employee Stock Option Plan
Gentlemen:
     We have acted as special counsel to U.S. Physical Therapy, Inc., a Nevada corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of an additional 300,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable pursuant to the Company’s 1999 Employee Stock Option Plan, as amended and restated May 20, 2008 (the “Plan”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the charter documents of the Company on file at the Office of the Nevada Secretary of State including the Articles of Incorporation for filed April 1, 1992 and the Certificate of Amendment to Articles of Incorporation filed May 31, 2001; (b) the Bylaws of the Company as certified by Janna P. King, Secretary of the Company; (c) resolutions adopted by the Board of Directors of the Company at a meeting held on March 4, 2008 and the minutes of the annual meeting of the stockholders of the Company on May 20, 2008 relating to the adoption of the Plan and the issuance of the Shares thereunder, both as certified by Ms. King, Secretary of the Company; (d) the Plan; and (e) the Registration Statement.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have assumed that all documents submitted to us unsigned have been properly executed by the proper parties and delivered in a timely manner. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the Registration Statement and statements and representations of officers and other representatives of the Company and others.
     Members of our firm are admitted to the practice of law in the State of Nevada, and we express no opinion as to the laws of any other jurisdiction.
     Based upon such examination and review, we are of the opinion that the Shares have been duly and validly authorized and will, upon issuance and delivery as contemplated by the Plan, be validly issued, fully paid and nonassessable outstanding shares of Common Stock.
     This opinion is limited to matters governed by the laws of the State of Nevada, excluding any Nevada State “blue sky” laws. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of the facts stated or assumed herein or any subsequent changes in applicable law.
Very truly yours,
/s/ Woodburn and Wedge
WOODBURN AND WEDGE